Filed pursuant to Rule 433

Registration Nos. 333-185213 and 333-185213-08

~$991MM HYUNDAI AUTO LOAN (HART 2015-C) *PXING DETAILS*

JT-LEADS: SG (str), Citi, HSBC, JPM

CO-MGRS : LLOYDS, MIZUHO, MUFG, SMBC, TD

CL	SIZE($MM)	WAL	M/S	PWIN	E.FIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A1	211.000	0.27	P-1/A-1+	1-7	04/16	09/16	Yld		0.390	0.39	100-00
A2A	250.000	1.20	Aaa/AAA	7-23	08/17	11/18	EDSF+	37	0.995	0.99	99.99650
A2B	145.000	1.20	Aaa/AAA	7-23	08/17	11/18	1mL +	37			100-00
A3	255.000	2.48	Aaa/AAA	23-38	11/18	02/20	IS +	47	1.472	1.46	99.98173
A4	83.630	3.46	Aaa/AAA	38-46	07/19	11/21	IS +	53	1.790	1.78	99.98873
B	18.370	3.89	Aa2/AA+	46-48	09/19	11/21	IS +	80	2.164	2.15	99.98393
C	27.560	4.11	A2/AA-	48-50	11/19	11/21	IS +	115	2.564	2.55	99.99841
D	22.450	**NOT OFFERED/RETAINED**

EXPECTED SETTLE	:	09/16/2015
REGISTRATION	:	SEC-REGISTERED (PUBLIC)
FIRST PAYMENT	:	10/15/2015
ERISA ELIGIBLE	:	YES
MINIMUM DENOMS	:	$1k x $1k
PRICING SPEED	:	1.30% ABS
CLEAN-UP CALL	:	5%
BBG TICKER	:	HART 2015-C
BILL & DELIVER	:	SG

Intexnet Dealname: sghart15c_mkt

Intexnet Password: 4KU2

DealRoadshow: www.dealroadshow.com

DealRoadshow Pwd: HART15C

CUSIPS

A1:	44918L	AA0
A2A:	44918L	AB8
A2B:	44918L	AC6
A3:	44918L	AD4
A4:	44918L	AE2
B:	44918L	AF9
C:	44918L	AH5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.